Exhibit 99.1

COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE

	(419) 427-4768	March 5, 2010
Cooper Tire & Rubber Company Issues Amended Release
We are issuing an amended version of the press release issued on March 2, 2010 in order to conform the presentation of certain balance sheet items to the Form 10-K which was filed on the same day. No changes have been made to the narrative of the press release.
Cooper Tire & Rubber Company Reports
Improved Fourth Quarter Results
•	Net income (attributable to Cooper Tire) of $39 million, or 63 cents per share

•	28 percent increase in unit sales

•	Net sales increase of 22 percent

•	Cash and cash equivalents of $427 million
Findlay, Ohio, March 2, 2010 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $39 million for the quarter ended Dec. 31, 2009, a $183 million improvement from the same period in 2008. Net sales were $773 million, an increase of $137 million, or 22 percent, from the prior year. Operating profit was $60 million for the quarter, a $224 million improvement from a loss of $164 million in 2008. The Company reported net income of 63 cents per share during the quarter on a diluted basis. These results included income of $6 million from discontinued operations during the quarter.
Results during the quarter included restructuring charges of $12 million, primarily related to the closure of the Albany, Ga., facility, a decrease of $64 million from the fourth quarter of 2008. During the prior year same quarter, the Company also had a $31 million non-recurring pretax charge for impairment of goodwill in the International segment. Excluding these charges, operating profit in the fourth quarter of 2009 improved by $129 million from the same quarter in 2008.
Stronger results for the quarter when compared to the prior year were driven by lower raw material costs, improved volumes and increased utilization of manufacturing capacity. These positive impacts were partially offset by unfavorable price and mix.
For the year 2009, Cooper generated net sales of $2.8 billion, down 4 percent from 2008. Net income was $52 million for the year — a significant improvement from a net loss of $219 million in 2008. The Company ended the year with $427 million in cash and cash equivalents, reflecting strong cash flows from operations and prudently managed resources. A payment of $97 million was made to retire maturing parent Company debt during the fourth quarter of 2009.

North American Tire Operations
North American Tire Operations sales were $566 million during the fourth quarter, up from 2008 net sales of $511 million. Increased volumes were offset by unfavorable price and mix. Total light vehicle tire shipments for Cooper’s North America segment in the United States increased by 22 percent, outpacing the total industry shipment increase of 7 percent reported by the Rubber Manufacturers Association. This improvement occurred across all product segments as the Company was able to increase market share in the replacement market.
Operating profit of $39 million for the fourth quarter rose by $148 million when compared with the same period in 2008. Excluding restructuring charges, which dropped by $64 million, the improvement from the prior year was $84 million. Raw material cost improvements during the quarter positively affected results by $74 million. Higher volumes improved results by $29 million. Manufacturing operations improved by $21 million, primarily as a result of better capacity utilization. The segment’s operating results also benefited by approximately $15 million from the sale of units that were valued at lower historical costs, in accordance with the use of LIFO cost-flow methodology, as the Company liquidated inventory levels to meet surging demand. Partially offsetting these impacts were net unfavorable price and mix changes of $36 million. Higher other costs, including those related to incentive and administrative costs, were $19 million larger than the prior year.
For the 12 months ended December 2009, the segment generated operating profit before restructuring of $160 million, or 8 percent, on sales of $2 billion.
International Tire Operations
The Company’s International Tire Operations reported $274 million in sales, a substantial increase of $98 million, or 56 percent, compared with the prior year same quarter. This was the result of increased volume offset slightly by negative price and mix. Asian operations increased sales volumes by 92 percent, while European operations reported increased unit sales of 6 percent.
The segment’s operating profit increased $77 million, to $26 million for the fourth quarter. Excluding the non-recurrence of a $31 million write-off of goodwill that occurred in 2008, results improved by $46 million. This change, when compared to the fourth quarter of 2008, resulted partly from a $34 million improvement in raw material costs. Improved volumes contributed $12 million. The segment’s better utilization and focus on reducing waste was a positive of $6 million. The segment also benefited approximately $9 million from favorable currency rates and other costs when compared with the prior year. These positives were partially offset by negative price and mix impacts of $15 million.
International sales for the total year were $994 million, generating operating profit of $73 million, or 7 percent of net sales.

Management Commentary and Outlook
Roy Armes, Chief Executive Officer, commented, “During the fourth quarter, we were encouraged by the stronger demand in many markets for our tires. This improvement allowed the progress we have made to be more visible on the bottom line. In recent years, we have focused on strengthening the foundation of our Company in order to leverage opportunities as they emerge and better face challenges as they arise. We are staying the course with our strategic direction of improving our global cost structure, profitably increasing the top line, and enhancing organizational capabilities.
“The tire industry and the global environment continue to be fluid. Successful implementation of the three imperatives detailed in our Strategic Plan and improvement in market or industry conditions can drive improved operating results. We recognize these results may also be subjected to uncontrollable factors that impact the replacement tire industry. Our focus remains on prudent management of our critical resources to drive shareholder value. With recent trends in mind, our outlook remains cautiously optimistic. The successes we achieve, combined with improved global industry conditions, can result in an even stronger Company with a more consistent level of profitability.”
Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s Web site at www.coopertire.com.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s Web site at www.coopertire.com.
Forward-Looking Statements
This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.
It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:
•	changes in economic and business conditions in the world;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	changes in interest and foreign exchange rates;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;

•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;

•	the inability to obtain and maintain price increases to offset higher production or material costs;

•	increased competitive activity including actions by larger competitors or low-cost producers;

•	the inability to recover the costs to develop and test new products or processes;

•	the risks associated with doing business outside of the United States;

•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives, including regulations under the TREAD Act;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;

•	litigation brought against the Company including products liability;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	changes to the credit markets and/or access to those markets;

•	inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan including closure of the Albany, Georgia facility;

•	inability to adequately protect the Company’s intellectual property rights;

•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;

•	inability to use deferred tax assets;

•	recent changes to tariffs on certain tires imported into the United States from the People’s Republic of China;

•	and changes in the Company’s relationship with joint venture partners.
It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.
Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.
The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.
Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.
(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2008	2009	2008	2009

Net sales	$635,832	$773,059	$2,881,811	$2,778,990
Cost of products sold	645,589	645,278	2,805,638	2,359,963

Gross profit (loss)	(9,757)	127,781	76,173	419,027

Selling, general and administrative	46,256	55,162	185,064	206,990
Impairment of goodwill	31,340	—	31,340	—
Restructuring charges	76,402	12,272	76,402	48,718
Settlement of retiree medical case	—	—	—	7,050

Operating profit (loss)	(163,755)	60,347	(216,633)	156,269

Interest expense	(13,484)	(11,019)	(50,525)	(47,211)
Debt extinguishment	—	—	(593)	—
Interest income	1,593	454	12,887	5,193
Dividend from unconsolidated subsidiary	—	—	1,943	—
Other income — net	(7,128)	247	(4,854)	1,272

Income (loss) from continuing operations before income taxes	(182,774)	50,029	(257,775)	115,523

Income tax benefit (expense)	28,327	(409)	30,274	(231)

Income (loss) from continuing operations	(154,447)	49,620	(227,501)	115,292

Income (loss) from discontinued operations, net of income taxes	(16)	6,133	64	(31,653)

Net income (loss)	(154,463)	55,753	(227,437)	83,639

Net income (loss) attributable to noncontrolling shareholders’ interests	(11,009)	16,590	(8,057)	31,872

Net income (loss) attributable to Cooper Tire & Rubber Company	$(143,454)	$39,163	$(219,380)	$51,767

Basic earnings (loss) per share
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(2.43)	$0.55	$(3.72)	$1.40
Income (loss) from discontinued operations	(0.00)	0.10	0.00	(0.53)

Net income (loss) attributable to Cooper Tire & Rubber Company	$(2.44) *	$0.65	$(3.72)	$0.87

Diluted earnings (loss) per share
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(2.43)	$0.53	$(3.72)	$1.37
Income (loss) from discontinued operations	(0.00)	0.10	0.00	(0.52)

Net income (loss) attributable to Cooper Tire & Rubber Company	$(2.44) *	$0.63	$(3.72)	$0.85

Weighted average shares outstanding
Basic	58,910	60,509	59,048	59,439
Diluted	58,910	62,419	59,048	60,681
Depreciation	$34,918	$30,515	$138,805	$121,483
Amortization	$319	$383	$3,954	$2,028
Capital expenditures	$28,181	$15,355	$128,773	$79,333

Segment information
Net sales
North American Tire	$510,766	$565,647	$2,142,139	$2,006,183
International Tire	175,577	273,604	975,007	993,839
Eliminations	(50,511)	(66,192)	(235,335)	(221,032)

Segment profit (loss)
North American Tire	(109,138)	39,008	(174,065)	110,957
International Tire	(50,179)	26,468	(30,094)	72,753
Eliminations	(1,443)	(59)	(1,330)	(1,637)
Unallocated corporate charges	(2,995)	(5,070)	(11,144)	(25,804)

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CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$247,672	$426,981
Accounts receivable	318,109	367,023
Inventories	420,112	298,435
Other current assets	58,290	39,392

Total current assets	1,044,183	1,131,831

Net property, plant and equipment	901,274	850,971
Restricted cash	2,432	2,219
Intangibles and other assets	95,007	115,319

	$2,042,896	$2,100,340

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$184,774	$156,719
Trade payables and accrued liabilities	372,408	459,091
Income taxes	1,409	3,955
Liabilities of discontinued operations	1,182	1,061
Current portion of long-term debt	147,761	15,515

Total current liabilities	707,534	636,341

Long-term debt	325,749	330,971
Postretirement benefits other than pensions	236,025	244,905
Pension benefits	268,773	272,050
Other long-term liabilities	115,803	145,978
Long-term liabilities of discontinued operations	8,046	6,043
Deferred income taxes	—	—
Stockholders’ equity	380,966	464,052

	$2,042,896	$2,100,340

*	Amounts do not add due to rounding.